CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,620,000	$220.97

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 10, 2013 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,620,000 SuperTrackSM Notes due July 15, 2014 Linked to the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund Global Medium-Term Notes, Series A, No. E-7702

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 10, 2013

Issue Date:	January 15, 2013

Maturity Date:	July 15, 2014*

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) (Bloomberg ticker symbol “IYR UP <Equity>”)

Maximum Return:	27.10%

Upside Leverage Factor:	1.50

Downside Leverage Factor:	1.11111

Buffer Percentage:	10.00%

Payment at Maturity:

If the Reference Asset Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return times the Upside Leverage Factor, subject to the Maximum Return on the Notes. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Reference Asset Return × 1.50]

If the Reference Asset Return is 18.07% or more, you will receive the Maximum Return on the Notes of 27.10%, which entitles you to the maximum total payment of $1,271.00 for every $1,000 principal amount Note that you hold.

If the Reference Asset Return is less than or equal to 0% and equal to or greater than -10.00%, you will receive (subject to our credit risk) a cash payment of $1,000 per $1,000 principal amount Note that you hold; and

If the Reference Asset Return is less than -10.00%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Reference Asset Return plus the Buffer Percentage times (iii) the Downside Leverage Factor, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return + 10.00%) × 1.11111]

If the Reference Asset declines by more than 10% from the Initial Price to the Final Price, you will lose 1.11111% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. You will lose some or all of your principal at maturity if the Final Price declines from the Initial Price by more than 10%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement..

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$66.51, the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The arithmetic average of the Closing Price of the ETF on each of the five averaging dates.

Averaging Dates:	July 3, 2014**, July 7, 2014**, July 8, 2014**, July 9, 2014** and July 10, 2014** (the “final averaging date”)

Closing Price:

With respect to a Trading Day , the official closing price per share of the ETF on that date as displayed on Bloomberg Professional® service page “IYR UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TMR5 and US06741TMR58

*	Subject to postponement for non-Trading Days and in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement for non-Trading Days and in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.25%	99.75%
Total	$1,620,000	$4,050	$1,615,950

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.25% of the principal amount of the Notes, or $2.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the Initial Price of $66.51, the Upside Leverage Factor of 1.50, the Downside Leverage Factor of 1.11111, the Maximum Return of 27.10% ,the Buffer Percentage of 10.00% and the Final Prices as set forth below. The actual Initial Price will be determined on the pricing date, and the actual Final Price (and, consequently, the Reference Asset Return) will be determined based on the Closing Price of the ETF on the five averaging dates. The examples below do not take into account any tax consequences from investing in the Notes.

Final Price of the ETF ($)	Reference Asset Return	Payment at Maturity*	Total Return on Notes
133.02	100.00%	$1,271.00	27.10%
126.37	90.00%	$1,271.00	27.10%
119.72	80.00%	$1,271.00	27.10%
113.07	70.00%	$1,271.00	27.10%
106.42	60.00%	$1,271.00	27.10%
99.77	50.00%	$1,271.00	27.10%
93.11	40.00%	$1,271.00	27.10%
86.46	30.00%	$1,271.00	27.10%
79.81	20.00%	$1,271.00	27.10%
78.53	18.07%	$1,271.00	27.10%
73.16	10.00%	$1,150.00	15.00%
71.50	7.50%	$1,112.50	11.25%
69.84	5.00%	$1,075.00	7.50%
68.17	2.50%	$1,037.50	3.75%
66.51	0.00%	$1,000.00	0.00%
63.18	-5.00%	$1,000.00	0.00%
59.86	-10.00%	$1,000.00	0.00%
56.53	-15.00%	$944.44	-5.56%
53.21	-20.00%	$888.89	-11.11%
46.56	-30.00%	$777.78	-22.22%
39.91	-40.00%	$666.67	-33.33%
33.26	-50.00%	$555.56	-44.44%
26.60	-60.00%	$444.44	-55.56%
19.95	-70.00%	$333.33	-66.67%
13.30	-80.00%	$222.22	-77.78%
6.65	-90.00%	$111.11	-88.89%
0.00	-100.00%	$0.00	-100.00%

*	per $1,000 principal amount Note

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $66.51 to a Final Price of $69.84.

Because the Reference Asset Return of 5.00% multiplied by the Upside Leverage Factor of 1.50 does not exceed the Maximum Return of 27.10%, the investor receives a payment at maturity of $1,075.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.50] = $1,075.00

The total return on the investment of the Notes is 7.50%.

Example 2: The price of the ETF decreases from an Initial Price of $66.51 to a Final Price of $63.18.

Because the Final Price of $63.18 is less than the Initial Price of $66.51 by a percentage equal to or less than the Buffer Percentage of 10.00%, the investor will receive (subject to our credit risk) a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The price of the ETF increases from an Initial Price of $66.51 to a Final Price of $79.81.

Because the Reference Asset Return of 20.00% multiplied by the Upside Leverage Factor of 1.50 exceeds the Maximum Return of 27.10%, the investor will receive a payment at maturity of $1,271.00 per $1,000.00 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 27.10%.

Example 4: The price of the ETF decreases from an Initial Price of $66.51 to a Final Price of $46.56.

Because the Final Price of $46.56 is less than the Initial Price of $66.51 by more than the Buffer Percentage of 10.00%, the investor will receive a payment at maturity of $777.78 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-30.00% + 10.00%) × 1.11111] = $777.78

The total return on the investment of the Notes is -22.22%.

Selected Purchase Considerations

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Market Disruption Events and Adjustments—The averaging dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

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Exposure to the ETF—The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, to the performance of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index (the “Underlying Index”). For more information regarding the ETF and the Underlying Index, see “Description of the ETF” in this pricing supplement.

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Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the ETF over the term of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of ETF shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the ETF share price on the date you acquired your Notes, as opposed to making such determination based on the actual number of ETF shares that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes. In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the ETF. Furthermore, if another exchange traded fund is substituted for the ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in a Loss; You May be Exposed to Any Declines from the Initial Level to the Final Level of the Index on an Accelerated Basis—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Price declines from the Initial Price. If the Final Price declines from the Initial Price by more than 10.00%, you will lose an amount equal to 1.11111% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10.00%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

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Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Final Price is greater than the Initial Price, for each $1,000 principal amount Note, you will receive at maturity, subject to our credit risk, $1,000 plus an additional amount that will not exceed $1,000 multiplied by the Maximum Return. Accordingly, the maximum payment that you may receive at maturity will be $1,271.00 per $1,000 principal amount Note.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Risks Associated with the Real Estate Industry—The ETF invests in companies that invest in real estate, such as REITs or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the ETF and the value of your Notes.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Adjustments to the ETF (or the Underlying Index) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the ETF (or the Underlying Index) can add, delete or substitute the components of the ETF (or the Underlying Index), or make other methodological changes that could change the value of the ETF (or the Underlying Index). In addition, the publisher of the Underlying Index may discontinue or suspend calculation or publication of such index or the ETF may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Notes. For a description of the actions that may be taken by the Calculation Agent in the event that an ETF is liquidated or otherwise terminated, please see “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.

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The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Averaging Dates—The Final Price of the ETF is the arithmetic average of the Closing Price of the ETF on the averaging dates and the Reference Asset Return will be based solely on the Final Price of the ETF as compared with the Initial Price of the ETF. Therefore, if the Closing Price of the ETF drops precipitously on one or more of the averaging dates, , the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop. Although the price of ETF on the maturity date or at other times during the life of your Notes may be higher than the Closing Price on the averaging dates, you will not benefit from the price of the ETF at any time other than the averaging dates.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the ETF and the Value of the Notes:

•

Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because ETFs are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of an ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

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Derivatives risk. ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Notes is linked to the performance of the ETF and not its underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETF or the stocks comprising the Underlying Index.

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ETFs Concentrated in a Particular Sector—The securities held by the ETF are issued by companies that are concentrated in the real estate industry. Consequently, the value of the ETF may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the real estate industry than an exchange-traded fund linked to a more broadly diversified group of underlying constituents.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks, securities or contracts underlying the ETF are denominated;

•	the supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated September 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The ETF is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the ETF. The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IYR.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the ETF, please see the ETF’s prospectus. In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on the iShares® website, or of any other publicly available information about the ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry group: real estate holding and development and real estate investment trusts (“REITs”). For additional information regarding the Underlying Index, please see the section entitled, “Dow Jones U.S. Real Estate IndexSM”, below.

BFA uses a “passive” or indexing approach to try to achieve the ETF’s investment objective. Unlike many investment companies, the ETF does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued. Indexing may eliminate the chance that the ETF will substantially outperform the Underlying Index but also may reduce some of the risks of active management, such as poor security selection. Indexing seeks to achieve lower costs and better after-tax performance by keeping portfolio turnover low in comparison to actively managed investment companies.

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the ETF Underlying Index. The ETF generally invests at least 90% of its assets in securities of the ETF Underlying Index and depository receipts representing securities in the Underlying Index. In addition, the ETF may invest up to 10% of its assets in other securities, including securities not in the Underlying Index but which BFA believes will help the ETF track the ETF Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and the Underlying Index. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Dow Jones U.S. Real Estate IndexSM

We have derived all information contained in this pricing supplement regarding the Dow Jones U.S. Real Estate IndexSM (the “Underlying Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Underlying Index is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”). Such information reflects the polices of, and is subject to change by, Dow Jones, and CME Indexes. The Underlying Index is calculated, maintained, and published by Dow Jones and CME Indexes. The information contained herein reflects the polices of, and is subject to change by Dow Jones, and CME Index. Dow Jones, and CME Index have no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

“Dow Jones®” and “Dow Jones US Real Estate IndexSM” are service marks of Dow Jones, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by us. The Notes based on the Dow Jones US Real Estate IndexSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates and none of them makes any representation regarding the advisability of investing in such product(s).

The Underlying Index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the Underlying Index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The Underlying Index was first calculated on February 14, 2000. The Underlying Index is a price return index, which means that dividend payments by component companies are not taken into account when calculating the level of the Underlying Index. The value of the Underlying Index was set to 100 on the base date of December 31, 1991.

The Underlying Index is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization. The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. The Underlying Index is part of the Dow Jones Global Indexes, which is a benchmark family of indices that currently follows stocks from 42 countries.

Composition and Maintenance

Defining the Investable Universe: Index universe candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. IndexSM, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the Underlying Index, the issuer of each component security must be classified in the Real Estate supersector, as defined by the proprietary classification system used by Dow Jones Indexes.

Review Process: The Underlying Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. If the number of outstanding shares for an Underlying Index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of such event. If a change in float-adjusted shares reflects a combination of a share increase (or decrease) and block ownership decrease (or increase), such as a secondary offering (or block purchase), the new total of outstanding shares will be used to calculate the new share blocks. If a block ownership change is part of a float change involving a change in total shares outstanding of less than 10%, the block must increase (or decrease) by at least five percentage points to trigger the adjustment. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s float-adjusted shares outstanding by 10% or more, the company’s shares and float factor will be updated as soon as prudently possible. In the event that a component no longer meets the eligibility requirements, it will be removed from the Index.

Whenever possible, Dow Jones will announce any such change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Underlying Index are implemented after the official closing levels have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from a periodic review will be announced on the second Friday of the third month of each quarter.

In addition to the scheduled quarterly reviews, the Underlying Index is reviewed on an ongoing basis. Changes in Underlying Index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Underlying Index components will be announced at least two business days prior to their implementation date.

Background on the Dow Jones Indexes Proprietary Industry Classification System

Companies are assigned to industry groups based on the revenues received in their lines of business. Mergers, takeovers, and spinoffs, as well as organic growth in a company’s business segments, can require industry and sector transfers. Stocks in the Dow Jones Global Indexes are categorized into 10 industries, 19 supersectors, 41 sectors and 114 subsectors, as defined by the proprietary classification system used by Dow Jones Indexes. These segments are designed to reflect the risk characteristics of a specific market by grouping together constituents that respond in similar ways to economic, political and environmental factors. The Real Estate supersector is composed of two sectors, the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector, both of which contain subsectors. The Real Estate Investment & Services sector consists of the Real Estate Holding & Development subsector and the Real Estate Services subsector. The Real Estate Investment Trusts sector consists of the Industrial & Office REITs subsector, the Retail REITs subsector, the Residential REITs subsector, the Diversified REITs subsector, the Specialty REITs subsector, the Mortgage REITs subsector and the Hotel & Lodging REITs subsector. Dow Jones’ definitions of each of these subsectors are set forth below.

Real Estate Holding & Development—Companies that invest directly or indirectly in real estate through development, investment or ownership. Excludes real estate investment trusts and similar entities, which are classified as Real Estate Investment Trusts.

Real Estate Services—Companies that provide services to real estate companies but do not own the properties themselves. Includes agencies, brokers, leasing companies, management companies and advisory services. Excludes real estate investment trusts and similar entities, which are classified as Real Estate Investment Trusts.

Industrial & Office REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in office, industrial and flex properties.

Retail REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in retail properties. Includes malls, shopping centers, strip centers and factory outlets.

Residential REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in residential home properties. Includes apartment buildings and residential communities.

Diversified REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that invest in a variety of property types without a concentration of any single type.

Specialty REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that invest in self storage properties, properties in the health care industry such as hospitals, assisted living facilities and health care laboratories, and other specialized properties such as auto dealership facilities, timber properties and net lease properties.

Mortgage REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that are directly involved in lending money to real estate owners and operators or indirectly through the purchase of mortgages or mortgage backed securities.

Hotel & Lodging REITs—Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in hotels or lodging properties.

As of September 30, 2012 there were 87 component companies in the ETF, and as of January 7, 2013 the top ten companies (by adjusted weight) in the ETF, their trading symbol and adjusted weight in the ETF, were as follows:

Company	Ticker	Adjusted Weight (%)
Simon Property Group Inc.	SPG	8.96%
American Tower Corp. Cl A	AMT	5.52%
Public Storage	PSA	3.82%
HCP Inc.	HCP	3.73%
Ventas Inc.	VTR	3.47%
Equity Residential	EQR	3.37%
Prologis Inc.	PLD	3.17%
Boston Properties Inc.	BXP	2.96%
Health Care REIT Inc.	HCN	2.90%
Weyerhaeuser Co.	WY	2.90%

Historical Information

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on any of the averaging dates. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below:

Quarter / Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	$68.74	$56.80	$65.10
June 30, 2008	$71.76	$60.24	$60.95
September 30, 2008	$76.58	$55.18	$61.95
December 31, 2008	$61.17	$23.51	$37.23
March 31, 2009	$37.66	$20.98	$25.46
June 30, 2009	$36.13	$24.75	$32.34
September 30, 2009	$46.45	$29.14	$42.66
December 31, 2009	$47.94	$39.45	$45.92
March 31, 2010	$51.16	$41.72	$49.78
June 30, 2010	$55.00	$43.16	$47.21
September 30, 2010	$55.40	$44.86	$52.88
December 31, 2010	$57.97	$52.27	$55.96
March 31, 2011	$60.79	$55.15	$59.40
June 30, 2011	$62.80	$57.94	$60.30
September 30, 2011	$63.00	$49.11	$50.57
December 31, 2011	$58.18	$46.71	$56.79
March 31, 2012	$62.81	$56.07	$62.29
June 30, 2012	$64.86	$58.89	$63.97
September 30, 2012	$68.26	$63.67	$64.39
December 31, 2012	$65.56	$60.84	$64.72
January 10, 2013*	$66.70	$65.29	$66.51

*	High, low and closing prices are for the period starting January 1, 2013 and ending January 10, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph sets forth the historical performance of the ETF based on the daily closing prices from January 1, 2008 through January 10, 2013. The Closing Price of the ETF on January 10, 2013 was $66.51.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.